Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $1.5 million, down $1.9 million, from $3.4 million for first quarter of 2021
●	Diluted earnings per share of $0.34, down $0.40, from $0.74 for first quarter of 2021
●	Gain on sales of loans of $0.9 million, down $0.9 million, from $1.8 million for first quarter of 2021
●	Net interest margin of 2.94%, down 42 basis points, from 3.36% for first quarter of 2021
●	Provision for loan losses of $0.3 million, up $0.9 million, from ($0.6) million for first quarter of 2021

Net Income Summary

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2022	2021
Net income	$1,487	3,418
Diluted earnings per share	0.34	0.74
Return on average assets (annualized)	0.58%	1.49%
Return on average equity (annualized)	5.36%	13.38%
Book value per share	$22.16	22.11

ROCHESTER, MINNESOTA, April 19, 2022 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.0 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the first quarter of 2022, a decrease of $1.9 million compared to net income of $3.4 million for the first quarter of 2021. Diluted earnings per share for the first quarter of 2022 was $0.34, a decrease of $0.40 from diluted earnings per share of $0.74 for the first quarter of 2021. The decrease in net income between the periods was primarily because of a $0.9 million increase in the provision for loan losses due to an increase in the balance of the loan portfolio, a $0.9 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations and sales and a $0.5 million increase in compensation and benefits expense primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production. These decreases in net income were partially offset by a $0.8 million decrease in income tax expense as a result of the decrease in pre-tax income between the periods.

President’s Statement

“We are pleased to report the growth in our loan portfolio during the period, ” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “While loan growth resulted in an increase in our provision for loan losses during the quarter, asset quality remains very strong and the resulting change in the asset mix should help improve our net interest margin in future periods.”

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First Quarter Results

Net Interest Income

Net interest income was $7.3 million for the first quarter of 2022, a decrease of $0.1 million, or 2.1%, compared to $7.4 million for the first quarter of 2021. Interest income was $7.6 million for the first quarter of 2022, a decrease of $0.3 million, or 4.1%, from $7.9 million for the first quarter of 2021. Interest income decreased despite the $105.1 million increase in the average interest-earning assets between the periods primarily because of a decrease in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.06% for the first quarter of 2022, a decrease of 50 basis points from 3.56% for the first quarter of 2021. The decrease in the average yield is primarily related to the $0.6 million decrease in the yield enhancements recognized on Paycheck Protection Program (PPP) loans that were repaid between the periods and a decrease in the yields earned on loans and investments due to the continued low interest rate environment. This trend is expected to continue throughout 2022 as all of the PPP loans have been repaid as of March 31, 2022.

Interest expense was $0.3 million for the first quarter of 2022, a decrease of $0.2 million, or 37.5%, compared to $0.5 million for the first quarter of 2021. Interest expense decreased despite the $100.3 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.13% for the first quarter of 2022, a decrease of 9 basis points from 0.22% for the first quarter of 2021. The decrease in the interest paid on interest-bearing liabilities was primarily because of the repricing of maturing certificates of deposit in the continued low interest rate environment. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2022 was 2.94%, a decrease of 42 basis points, compared to 3.36% for the first quarter of 2021. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets. The decrease in the average yield is primarily related to the $0.6 million decrease in the yield enhancements recognized on PPP loans that were repaid between the periods and a decrease in the yields earned on loans and investments due to the continued low interest rate environment.

A summary of the Company’s net interest margin for the three-month periods ended March 31, 2022 and 2021 is as follows:

	For the three-month period ended
	March 31, 2022			March 31, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$295,370	788	1.08%	$164,518	498	1.23%
Loans held for sale	3,967	34	3.52	5,087	37	2.95
Single family loans, net	170,047	1,437	3.43	144,965	1,329	3.72
Commercial loans, net	449,279	4,809	4.34	437,881	5,372	4.98
Consumer loans, net	40,727	471	4.69	52,238	622	4.83
Other	43,593	26	0.24	93,225	31	0.13
Total interest-earning assets	1,002,983	7,565	3.06	897,914	7,889	3.56

Interest-bearing liabilities:
Checking accounts	160,315	41	0.10	154,277	44	0.12
Savings accounts	121,033	18	0.06	105,795	16	0.06
Money market accounts	250,745	132	0.21	223,563	129	0.23
Certificate accounts	84,343	92	0.44	99,801	264	1.07
Total interest-bearing liabilities	616,436			583,436
Non-interest checking	303,697			236,471
Other non-interest bearing liabilities	2,636			2,544
Total interest-bearing liabilities and non-interest bearing deposits	$922,769	283	0.13	$822,451	453	0.22
Net interest income		$7,282			$7,436
Net interest rate spread			2.93%			3.34%
Net interest margin			2.94%			3.36%

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Provision for Loan Losses

The provision for loan losses was $0.3 million for the first quarter of 2022, an increase of $0.9 million compared to ($0.6) million for the first quarter of 2021. The provision for loan losses increased between the periods primarily because of the growth in the loan portfolio during the first quarter of 2022. The credit provision recorded in 2021 was primarily the result of improvements in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic in 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size of the portfolio and our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter as a result of an increase in the required quantitative reserves due to an increase in the loan portfolio. The qualitative allowance for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic was reduced during the quarter because of a perceived reduction in this risk due to improving conditions. The reduction in pandemic related qualitative reserves was partially offset by an increase in the qualitative reserves for other economic factors. The other qualitative reserves were increased due to a perceived deterioration of economic condition during the quarter, including an increase in the rate of inflation, and enacted and expected increases in the federal funds rate. Total non-performing assets were $4.8 million at March 31, 2022, a decrease of $0.1 million, or 1.8%, from $4.9 million at December 31, 2021. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets remained the same during the first quarter of 2022.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance at January 1,	$9,279	10,699
Provision	296	(576)
Charge offs:
Consumer	(1)	(31)
Recoveries	10	40
Balance at March 31,	$9,584	10,132

Allocated to:
General allowance	$9,142	9,927
Specific allowance	442	205
	$9,584	10,132

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2022	2021
Non‑performing loans:
Single family	$478	$340
Commercial real estate	3,551	3,757
Consumer	500	517
Commercial business	7	7
Total	4,536	4,621

Foreclosed and repossessed assets:
Commercial real estate	290	290
Total non‑performing assets	$4,826	$4,911
Total as a percentage of total assets	0.47%	0.46%
Total as a percentage of total loans receivable	0.66%	0.70%
Allowance for loan losses to non-performing loans	211.31%	200.81%

Delinquency data:
Delinquencies (1)
30+ days	$913	$1,418
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.13%	0.21%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

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Non-Interest Income and Expense

Non-interest income was $2.4 million for the first quarter of 2022, a decrease of $0.9 million, or 27.0%, from $3.3 million for the first quarter of 2021. Gain on sales of loans decreased $0.9 million between the periods primarily because of a decrease in single family loan originations and sales. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of Small Business Administration loans that were being serviced for others. These decreases were partially offset by a slight increase in fees and service charges between the periods due primarily to an increase in retail overdraft fees. Other non-interest income increased slightly due primarily to an increase in the sale of uninsured investment products between the periods.

Non-interest expense was $7.3 million for the first quarter of 2022, an increase of $0.8 million, or 11.9%, from $6.5 million for the first quarter of 2021. Compensation and benefits expense increased $0.5 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. Professional services expense increased $0.3 million between the periods primarily because of an increase in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022. Other non-interest expense increased slightly between the periods due primarily to a decrease in the printing and supply costs that were deferred as a result of the decreased mortgage loan production and an increase in deposit insurance costs due to deposit growth. Data processing expenses increased slightly between the periods due to increases in debit card and mobile banking costs. These increases in non-interest expense were partially offset by a $0.1 million decrease in occupancy and equipment expense due primarily to a decrease in rent expense between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021.

Income tax expense was $0.6 million for the first quarter of 2022, a decrease of $0.8 million from $1.4 million for the first quarter of 2021. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2022 was 0.58%, compared to 1.49% for the first quarter of 2021. Return on average equity (annualized) was 5.36% for the first quarter of 2022, compared to 13.38% for the first quarter of 2021. Book value per common share at March 31, 2022 was $22.16, compared to $22.11 at March 31, 2021.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “believe,” “continue,” “could,” “expect,” “may,” “project,” “should”, “will,” and “would,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality and net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, deposit balances, and the allowance for loan losses; the impact that any asset mix change will have on our net interest margin; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the ability of the Bank to pay dividends to HMN; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

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A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank (FRB) in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the FRB; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; geopolitical developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2022	2021
	(unaudited)
Assets
Cash and cash equivalents	$29,176	94,143
Securities available for sale:
Mortgage-backed and related securities (amortized cost $249,903 and $247,275)	235,349	245,397
Other marketable securities (amortized cost $50,693 and $40,691)	49,299	40,368
Total securities available for sale	284,648	285,765

Loans held for sale	1,882	5,575
Loans receivable, net	679,124	652,502
Accrued interest receivable	2,269	2,132
Mortgage servicing rights, net	3,270	3,280
Premises and equipment, net	17,225	17,373
Goodwill	802	802
Core deposit intangible	4	10
Prepaid expenses and other assets	4,741	5,427
Deferred tax asset, net	6,257	2,529
Total assets	$1,029,398	1,069,538

Liabilities and Stockholders’ Equity
Deposits	$920,398	950,666
Accrued interest payable	58	63
Customer escrows	2,954	2,143
Accrued expenses and other liabilities	5,365	6,635
Total liabilities	928,775	959,507
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,695	40,740
Retained earnings, subject to certain restrictions	132,634	131,413
Accumulated other comprehensive loss	(11,601)	(1,583)
Unearned employee stock ownership plan shares	(1,208)	(1,256)
Treasury stock, at cost 4,588,712 and 4,564,087 shares	(59,988)	(59,374)
Total stockholders’ equity	100,623	110,031
Total liabilities and stockholders’ equity	$1,029,398	1,069,538

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HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2022	2021
Interest income:
Loans receivable	$6,751	7,360
Securities available for sale:
Mortgage-backed and related	727	391
Other marketable	61	107
Other	26	31
Total interest income	7,565	7,889

Interest expense:
Deposits	283	453
Total interest expense	283	453
Net interest income	7,282	7,436
Provision for loan losses	296	(576)
Net interest income after provision for loan losses	6,986	8,012

Non-interest income:
Fees and service charges	766	739
Loan servicing fees	386	395
Gain on sales of loans	868	1,773
Other	355	348
Total non-interest income	2,375	3,255

Non-interest expense:
Compensation and benefits	4,288	3,821
Occupancy and equipment	1,050	1,107
Data processing	354	347
Professional services	529	203
Other	1,031	1,001
Total non-interest expense	7,252	6,479
Income before income tax expense	2,109	4,788
Income tax expense	622	1,370
Net income	1,487	3,418
Other comprehensive loss, net of tax	(10,018)	(1,241)
Comprehensive (loss) income available to common shareholders	$(8,531)	2,177
Basic earnings per share	$0.34	0.75
Diluted earnings per share	$0.34	0.74

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HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2022	2021
I. OPERATING DATA:
Interest income	$7,565	7,889
Interest expense	283	453
Net interest income	7,282	7,436

II. AVERAGE BALANCES:
Assets (1)	1,040,712	932,771
Loans receivable, net	660,053	635,084
Securities available for sale (1)	295,370	164,518
Interest-earning assets (1)	1,002,983	897,914
Interest-bearing liabilities and non-interest bearing deposits	922,769	822,451
Equity (1)	112,597	103,617

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.58%	1.49%
Interest rate spread information:
Average during period	2.93	3.34
End of period	3.00	3.27
Net interest margin	2.94	3.36
Ratio of operating expense to average total assets (annualized)	2.83	2.82
Return on average common equity (annualized)	5.36	13.38
Efficiency	75.09	60.60

	March 31,	December 31,	March 31,
	2022	2021	2021
IV. EMPLOYEE DATA:
Number of full time equivalent employees	168	164	163

V. ASSET QUALITY:
Total non-performing assets	$4,826	4,911	3,191
Non-performing assets to total assets	0.47%	0.46%	0.33%
Non-performing loans to total loans receivable	0.66	0.70	0.39
Allowance for loan losses	$9,584	9,279	10,132
Allowance for loan losses to total assets	0.93%	0.87%	1.04%
Allowance for loan losses to total loans receivable	1.39	1.40	1.55
Allowance for loan losses to non-performing loans	211.31	200.81	401.37

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$22.16	24.11	22.11

	Three Months Ended Mar 31, 2022	Year Ended Dec 31, 2021	Three Months Ended Mar 31, 2021
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.77%	10.29%	10.82%
Average stockholders’ equity to average assets (1)	10.82	10.92	11.11
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	108.69	109.17	109.18
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.76	13.18	13.98
Tier 1 capital leverage ratio	9.55	9.47	10.00
Tier 1 capital ratio	12.76	13.18	13.98
Risk-based capital	14.01	14.43	15.23

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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